Laboratory Corporation of America-Registered Trademark-Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  (336) 584-5171

For Immediate Release
Contact:  Brad Hayes - (336) 436-4602
Shareholder Direct: (800) LAB-0401
Company Information: www.LabCorp.com

ARTHUR H. RUBENSTEIN NAMED TO LABCORP-Registered Trademark- BOARD OF
DIRECTORS


Burlington, NC, August 2, 2004 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced that Arthur H. Rubenstein, MBBCh, has been elected to its Board of Directors, effective August 1, 2004. Dr. Rubenstein, 66, is the Dean of the University of Pennsylvania School of Medicine and Executive Vice President for the University of Pennsylvania Health System.

Dr. Rubenstein is an accomplished physician, diabetes researcher and academic leader who served as Dean and Gustave L. Levy Distinguished Professor at the Mount Sinai School of Medicine in New York from 1997 to 2001. As a widely respected scientist and educator, Dr. Rubenstein has also been a faculty member and chairman of the Department of Medicine at the University of Chicago.

He is a distinguished member of several prominent organizations including the American Academy of Arts and Sciences, American Association for the Advancement of Science, and the American Board of Internal Medicine.
Dr. Rubenstein received his medical degree from the University of the Witwatersrand in Johannesburg, South Africa.

"We are delighted that such a prominent, well-respected health care professional has accepted our invitation to join the LabCorp Board of Directors," said Thomas P. Mac Mahon, LabCorp Chairman of the Board and Chief Executive Officer. "Dr. Rubenstein brings with him a sound knowledge of health care, and an extraordinary research background, that I believe will greatly benefit our Company, our shareholders and our employees."

Laboratory Corporation of America-Registered Trademark- Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, over 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence:
The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA;
ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies.
To learn more about our growing organization, visit our Web site at: www.LabCorp.com.


Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form
10-K for the year ended December 31, 2003 and subsequent SEC filings.